SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO
SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940; and in connection with such notification of registration submits the following information:

Name:  Man Long Short Fund

Address of Principal Business Office:

123 N. Wacker Drive
28th Floor
Chicago, Illinois 60606

Telephone Number:  312-881-6500

Name and address of agent for service of process:

Kirsten Ganschow
Man Long Short Fund
123 N. Wacker Drive
28th Floor
Chicago, Illinois 60606

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment
Company Act of 1940 concurrently with the filing of Form N-8A: YES [X] NO [ ]

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Chicago and the State of Illinois on the 18th of June, 2010.

MAN LONG SHORT FUND

		By:	/s/ Kirsten Ganschow
Kirsten Ganschow
Organizing Trustee

Attest:	/s/ Orly Lax
Orly Lax
Organizing Trustee